Exhibit (a)(5)

AMENDED AND RESTATED WRITTEN INSTRUMENT
DESIGNATING AND ESTABLISHING SERIES AND CLASSES

Pursuant to a written consent action in lieu of a meeting, dated February 27, 2023, all of the Trustees of Hennessy Funds Trust (the “Trust”), acting pursuant to Article II of the Trust Instrument of the Trust, as amended and supplemented, renamed the series designated as Hennessy Stance Large Cap ESG ETF as Hennessy Stance ESG ETF.

All of the Trust’s series and classes, as of April 28, 2023, are set forth below.

Exchange‑Traded Fund Series	Ticker Symbol
Hennessy Stance ESG ETF	STNC

Mutual Fund Series	Investor Class – Ticker Symbol	Institutional Class – Ticker Symbol
Hennessy Cornerstone Growth Fund	HFCGX	HICGX
Hennessy Focus Fund	HFCSX	HFCIX
Hennessy Cornerstone Mid Cap 30 Fund	HFMDX	HIMDX
Hennessy Cornerstone Large Growth Fund	HFLGX	HILGX
Hennessy Cornerstone Value Fund	HFCVX	HICVX
Hennessy Total Return Fund	HDOGX	N/A
Hennessy Equity and Income Fund	HEIFX	HEIIX
Hennessy Balanced Fund	HBFBX	N/A
Hennessy Energy Transition Fund	HNRGX	HNRIX
Hennessy Midstream Fund	HMSFX	HMSIX
Hennessy Gas Utility Fund	GASFX	HGASX
Hennessy Japan Fund	HJPNX	HJPIX
Hennessy Japan Small Cap Fund	HJPSX	HJSIX
Hennessy Large Cap Financial Fund	HLFNX	HILFX
Hennessy Small Cap Financial Fund	HSFNX	HISFX
Hennessy Technology Fund	HTECX	HTCIX

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OFFICER’S CERTIFICATE

The undersigned, being the duly elected, qualified and active Executive Vice President and Secretary of Hennessy Funds Trust (the “Trust”), hereby certifies that the foregoing instrument amending and restating all designated and established classes of interests of all of the current series of the Trust, was duly adopted pursuant to Section 2.6 of Article II of the Trust Instrument of the Trust, as amended and supplemented to date.

Dated as of: April 28, 2023	/s/ Daniel B. Steadman
Daniel B. Steadman
Executive Vice President and Secretary